UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INFOSPACE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2011

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of InfoSpace, Inc., a Delaware corporation, will be held on June 8, 2011, at 2:00 p.m., local time, at the principal executive offices of InfoSpace, Inc., located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, for the following purposes:

1.	To elect the two Class III directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for InfoSpace for 2011;

3.	To conduct an advisory vote on the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To conduct an advisory vote on the frequency of future advisory votes on the approval of the compensation of the Company’s Named Executive Officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on April 11, 2011, as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save us the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Alesia Pinney

General Counsel and Secretary

Bellevue, Washington

May 2, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

INFOSPACE, INC.

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2011 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on June 8, 2011, at 2:00 p.m., local time, at our principal executive offices, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, form of proxy, and Annual Report on Form 10-K for the year ended December 31, 2010, will be sent or otherwise distributed to stockholders of record on or about May 2, 2011.

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on June 8, 2011

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2010 are also available at www.proxyvote.com.

Stockholders of record (defined below) and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of InfoSpace, and we will pay for all related costs. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

We do not expect any matters not listed in the Proxy Statement to come before the annual meeting. For stockholders of record, if any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent as the Board of Directors may recommend.

Important Note Regarding Discretionary Voting by Brokers

If you hold your shares in a brokerage or bank account in your broker’s or bank’s name (this is called “Street Name”), it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote on the approval of the compensation of the officers discussed in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections below (the “Named Executive Officers”) (Proposal Three), or in the advisory vote on the frequency of future advisory votes on the approval of the compensation of the Company’s Named Executive Officers (Proposal Four). Due to regulatory changes in recent years, no votes will be cast on your behalf in the election of directors, on the approval of named executive officer compensation, or on the frequency of future named executive officer compensation votes if you hold your shares in Street Name and you do not instruct your bank or broker how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker or bank will not have discretionary authority to vote such shares.

Your broker or bank will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two).

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned InfoSpace common stock at the close of business on the record date of April 11, 2011, are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

36,835,133 shares of our common stock were outstanding and entitled to vote on April 11, 2011. Shares of our common stock were held of record by 753 stockholders on the record date. If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks, or other holders of record.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted on any matter or voted “abstain”, as well as broker non-votes (defined below), will be considered present at the meeting for purposes of establishing a quorum.

Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card or voting instruction card, or voted by telephone or via the Internet.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:

Proposal One: Election of the two Class III directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected;

Proposal Two: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011;

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and

Proposal Four: Approval, on an advisory basis, of the frequency of future advisory stockholder votes on the compensation of the Company’s Named Executive Officers.

Q:	What are InfoSpace’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, and a frequency of “EVERY ONE YEAR” for future advisory stockholder votes on the compensation of the Company’s Named Executive Officers.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, the two Class III nominees of the Board of Directors of the Company who receive the greatest number of votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

The proposed ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote. Although stockholder approval of such appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if you ratify the appointment of Deloitte & Touche LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote. Although stockholder approval of compensation is not binding on the Company, the Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

For the advisory vote on the frequency of future advisory votes on the approval of the compensation of the Company’s Named Executive Officers, the frequency approved by the stockholders will be the choice (i.e., “EVERY ONE YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS”) that receives the greatest number of votes. Abstentions and broker non-votes will have no effect on the outcome of the vote. Although the frequency approved by the stockholders is not binding on the Company, the Board and the Compensation Committee expect to consider the outcome of the vote when considering the frequency of future advisory votes on Named Executive Officer compensation.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the ratification of the appointment of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the approval of the compensation of the Company’s Named Executive Officers. You may vote “EVERY ONE YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN” on the frequency of future advisory votes on the approval of the compensation of the Company’s Named Executive Officers. If you provide specific voting instructions, your shares will be voted as you have instructed.

If you are a stockholder of record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in street name and do not provide voting instructions, no vote will be recorded for you in the election of directors (Proposal One), in the advisory vote on the approval of the compensation of the Company’s Named Executive Officers (Proposal Three), or in the advisory vote on the frequency of future advisory votes on the approval of the compensation of the Company’s Named Executive Officers (Proposal Four).

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you hold your shares through a bank, broker, or other holder of record, and you wish to vote at the meeting, you must present a legal proxy from your broker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares through a bank, broker, or other holder of record, please also bring your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the annual meeting, we recommend that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank, or other nominee, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For stockholders of record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, or guardian, etc., please print your full title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How can I change my vote?

A:	You may change your vote at any time before the final vote at the meeting.

If you are a stockholder of record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you hold your shares through a broker, bank, or other nominee, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.infospaceinc.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of April 11, 2011, will be available for inspection for 10 days prior to the 2011 annual meeting and at the annual meeting for any purpose reasonably relevant to the meeting. If you want to inspect the stockholder list, please call the office of the General Counsel at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2010, or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Board of Directors has set the size of the Board at nine members, with three members in each class serving staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. There are currently eight members, with two members in Class III, leaving one vacancy. The Board is currently in the process of seeking a stockholder nominee to fill this vacancy, in accordance with procedures set forth in the Director Nomination Policy and Corporate Governance Guidelines, which are available on our corporate website at www.infospaceinc.com. If a director resigns before the end of his or her term, the Board of Directors may appoint a director to fill the remainder of that term or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the three-year term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Two Class III directors are to be elected at the annual meeting for three-year terms ending in 2014. The Board of Directors has nominated Jules Haimovitz and Elizabeth J. Huebner for re-election as Class III directors. The Board of Directors has affirmatively determined that Mr. Haimovitz and Ms. Huebner are independent directors as defined in the NASDAQ rules. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the two nominees listed in this Proxy Statement. Each of the director nominees have consented to be named in this Proxy Statement and agreed to continue to serve as a director if elected by stockholders. In the event that any of these nominees to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

Required Vote; Election of Directors

If a quorum is present, the two Class III nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2011 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors at this time. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in our Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Director Nominees

Class III – Terms expiring in 2011

The names of our Class III directors, whose terms expire in 2011, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Jules Haimovitz	60	Director	2005
Elizabeth J. Huebner	53	Director	2009

Jules Haimovitz has served as a director of InfoSpace since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions, Inc., a producer of programming for television, cable networks, and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. Mr. Haimovitz’s career has also included experience as a director and CEO of VJN, Inc., executive and director at Spelling Entertainment, Inc., executive at King World Productions and Viacom, Inc., and director of Orion Pictures Corporation and Onstage Entertainment. Mr. Haimovitz served as a director of Imclone, Inc. from May 2007 to November 2008 when the company was acquired. As a director of Imclone, Mr. Haimovitz served as Chair of the Audit Committee and Chair of the special committee formed to oversee the sale of Imclone. Mr. Haimovitz is currently a director of Blockbuster, Inc., where he has served since May 2006.

Relevant Qualifications and Experience:    Mr. Haimovitz has a strong background in the management of publicly traded companies, both as an executive and director. He also has extensive experience in mergers and acquisitions of both public and private companies. In addition, the Board of Directors has determined that he is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables him to provide significant insight on public accounting and financial statement matters. The Board believes that Mr. Haimovitz’s extensive management and board experience, knowledge of and experience with mergers and acquisitions, and financial expertise provides insight and guidance that assists the Board in its oversight and strategy obligations.

Elizabeth J. Huebner has served as a director of InfoSpace since May 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a very strong background in finance. The Board of Directors has determined that she is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Continuing Directors

Class I – Terms expiring in 2012

The names of our Class I directors, whose terms expire in 2012, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
John E. Cunningham, IV	53	Chairman	1998
Lewis M. Taffer	63	Director	2001
William J. Ruckelshaus	46	President and Chief Executive Officer	2007

John E. Cunningham, IV has served as a director of InfoSpace since July 1998 and as the Chairman of the Board of Directors since January 1, 2011. Mr. Cunningham also served as Lead Independent Director of InfoSpace from February 2010 through December 31, 2010. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. Previously, he served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. From July 2006 to June 2008, he served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. Currently, Mr. Cunningham serves as a board member of Audience Science, Inc. and as an advisor to Petra Growth Fund II and to Qliance, Inc.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with InfoSpace gained through 13 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies and non-profit organizations provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

Lewis M. Taffer has served as a director of InfoSpace since June 2001. Mr. Taffer is Chief Marketing Officer of iGPS Company LLC, an operator of pallet rental service that provides all-plastic pallets with embedded RFID tags. Prior to joining iGPS, Taffer was an operating advisor to Pegasus Capital Advisors, a New York-based private equity fund. The bulk of Mr. Taffer’s career (1979-2001) was spent at American Express Company, where he headed the American Express Gold Card, launched the Membership Rewards program, and developed the ShopAmex online commerce platform. He has also served as Executive Vice President of America Online, Inc. and as an independent consultant specializing in marketing, business development, and strategic partnerships.

Relevant Qualifications and Experience:    Mr. Taffer has extensive experience in advertising, direct marketing, and online commerce, developed as an executive of, and consultant to, various technology companies. Mr. Taffer also has significant familiarity with InfoSpace gained through 10 years as a director. The Board believes that Mr. Taffer’s experience with marketing and development of online consumer services provides valuable knowledge and insight relevant to the Company’s business and that his experience as an executive and board member allows him to contribute to the Board’s oversight role.

William J. Ruckelshaus has served as a director of InfoSpace since May 2007. Mr. Ruckelshaus has also served as President and Chief Executive Officer of InfoSpace since November 11, 2010. Prior to his appointment as President and Chief Executive Officer of InfoSpace, Mr. Ruckelshaus served as Chief Financial Officer of AudienceScience, Inc. (formerly known as RevenueScience, Inc.), a digital advertising, technology, and services company, from May 2006 to November 2010. Mr. Ruckelshaus also served as Chief Operating Officer of AudienceScience for two years. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance, strategy, and mergers and acquisitions. Mr. Ruckelshaus also has significant familiarity with InfoSpace as the Company’s President and Chief Executive Officer. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy, and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. The Board believes that Mr. Ruckelshaus’s experience as an executive and director provides him with insight into the Board’s oversight role, and that as the Company’s President and Chief Executive Officer, Mr. Ruckelshaus plays an important role in the Board’s processes.

Class II – Terms expiring in 2013

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Richard D. Hearney	71	Director	2001
Steven W. Hooper	58	Director	2011
James F. Voelker	60	Director	2002

Richard D. Hearney has served as a director of InfoSpace since September 2001. General Hearney is a retired United States Marine Corps four-star general who served as the Assistant Commandant of the United States Marine Corps from 1994 to 1996. In 2002, General Hearney founded RDM Strategies, Inc., and he currently serves on its board of advisors. General Hearney served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy, from December 2000 to April 2002. From 1996 to 1999, General Hearney was an executive with McDonnell Douglas Corporation, and then its acquirer, the Boeing Company.

Relevant Qualifications and Experience:    General Hearney has extensive experience in leadership and management gained through his military service and his subsequent business ventures, as well as significant familiarity with InfoSpace as a director of the Company for the past 10 years. The Board believes that General Hearney’s extensive leadership and management experience, both in the military and in business, makes him a valuable contributor to the Board and provides him with insight and knowledge relevant to the Board’s oversight obligations.

Steven W. Hooper was appointed to the Board of Directors of InfoSpace on April 11, 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. In addition, Mr. Hooper represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested and served as a trustee of Seattle University from 1995 to 2009.

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies, and brings to the InfoSpace Board of Directors extensive experience, knowledge, and connections that the Board believes will provide valuable assistance to the Company as it pursues strategic opportunities in the technology industry.

James F. Voelker has served as a director since July 2002. He also served as our Chairman of the Board from December 2002 through December 31, 2010, as Chief Executive Officer from December 2002 to February 2009, and as President from December 2002 to April 2003 and from December 2005 to February 2009. Mr. Voelker previously served as President and a director of NEXTLINK Communications, Inc. (now XO Communications, Inc.), a broadband communications company, and as a director of Comdisco Electronics Group, Inc. and 360Networks, Inc.

Relevant Qualifications and Experience:    Mr. Voelker has extensive experience and expertise in management, board service, and the technology industry as an executive and director, as well as significant familiarity with InfoSpace as the Company’s former President, Chief Executive Officer, and Chairman and as a director for the past nine years. The Board believes that Mr. Voelker’s extensive experience as an executive and a director, including his experience as a former Chief Executive Officer and Chairman of the Company, provides insight and guidance that assists the Board in its oversight and strategy roles.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about its business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors of InfoSpace consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. In the current structure, the Chairman position is not combined with the Chief Executive Officer position, which is filled by William Ruckelshaus. It is the policy of the Board of Directors that at all times it will either have an independent Chairman or a Lead Independent Director. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of our CEO with the independent oversight provided by our independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, and investment in marketable securities and, if any, financings;

•	the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Business Conduct and Ethics, and any related person transactions;

•	the Nominating and Governance’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks and risk mitigants.

Independence.    A majority of the members of the Board of Directors must be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, Jules Haimovitz, Richard Hearney, Steven Hooper, Elizabeth Huebner, and Lewis Taffer is an independent director as defined in the NASDAQ rules, as was former director Braden Kelly. In determining independence, the Board of Directors considered that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company and that a number of directors were parties to the settlement of a derivative lawsuit (see “Transactions with Related Persons” below).

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of InfoSpace held a total of 23 meetings during 2010. For 2010, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. Our Board of Directors has not adopted a formal policy regarding directors’ attendance at our annual meetings of stockholders, and the only director who attended the 2010 annual meeting of stockholders on May 11, 2010 at our corporate offices in Bellevue, Washington was then-CEO and director William Lansing.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for InfoSpace. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with InfoSpace, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Business Conduct and Ethics.

Corporate Website.    Our corporate website, located at www.infospaceinc.com, contains information regarding our Company, including information regarding our directors, executive officers, and corporate governance documents. That information includes our Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Business Conduct and Ethics (which is applicable to all of our employees, executive officers, and members of our Board of Directors), and our Corporate Governance Guidelines. We use our corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure consists of three principal standing committees (the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee) and several other minor standing or ad hoc committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of our Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter can be found on our corporate website at www.infospaceinc.com. You may also request copies of these documents and other corporate governance documents available on our website from our investor relations department at (425) 201-6100 or (866) 438-4677.

The current membership and leadership of each of the standing committees is set forth in the table below, as is the number of 2010 meetings for those committees:

Standing Committees as of May 2, 2011

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
John Cunningham	M	M
Jules Haimovitz	M	C
Richard Hearney		M	M
Steven Hooper		M
Elizabeth Huebner	C		M
William Ruckelshaus
Lewis Taffer			C
James Voelker
Number of Meetings in 2010	12	19	4

(M = Committee Member; C = Committee Chair)

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Jules Haimovitz, Elizabeth Huebner, and John Cunningham. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of our independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of our accounting and financial controls, including internal control over financial reporting;

•	Reviewing our audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with our risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing, approving, and monitoring compliance with our Code of Business Conduct and Ethics.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Mr. Haimovitz and Ms. Huebner qualify as “audit committee financial experts” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations, or liabilities that are greater than those that are generally imposed on each of them as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: John Cunningham, Jules Haimovitz, Steven Hooper, and Richard Hearney. Mr. Haimovitz is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•	Reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	Acting as administrator of InfoSpace’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

Role of Management.    Similar to prior years, in 2010 the Committee received significant input from the CEO and CFO with respect to the design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis – Process for Making Compensation Determinations” for further information.

Role of Compensation Consultant.    The Compensation Committee engaged Compensia, Inc. as an independent compensation consultant with respect to the 2010 compensation programs for executive officers and non-employee directors. The Compensation Committee did not engage Compensia in 2010 for any purpose other than to provide advice and recommendations on the amount and form of executive, director, and general employee compensation. Compensia was not directly engaged by management for any purpose. See “Compensation Discussion and Analysis – Process for Making Compensation Determinations” for further information.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: Richard Hearney, Elizabeth Huebner, and Lewis Taffer. Mr. Taffer is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•

Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the InfoSpace Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to InfoSpace and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to InfoSpace’s business success, consistent with the highest standards of responsibility and ethics;

•	Representation in the best interests of all of InfoSpace’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with his or her obligations to InfoSpace and its stockholders;

•	An established record of professional accomplishment in his or her chosen field; and

•	No material personal, financial, or professional interest in any InfoSpace competitor that would interfere or conflict with his or her obligations to InfoSpace and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to InfoSpace’s business objectives. Although the

Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. The Board of Directors and the Nominating and Governance Committee implements this goal during the nomination process that applies to both new nominees and incumbent directors, per the Company’s Director Nomination Policy (available on our corporate website at www.infospaceinc.com). The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. If a vacancy on the Board of Directors occurs or the Board of Directors increases in size, the Nominating and Governance Committee will actively seek individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. Current director and nominee Elizabeth Huebner, who is up for election by stockholders for the first time in 2011, was identified and recommended to the Board in 2009 by the then-Executive Chairman of the Board based upon the recommendations of various business acquaintances. The Nominating and Governance Committee did not pay a third party to identify or evaluate potential nominees in 2010 or with respect to the current slate of nominees. However, the Committee has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

Any stockholder may recommend candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominees” below. A copy of our Bylaws and Director Nomination Policy is available on our corporate website at www.infospaceinc.com.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

InfoSpace, Inc.

c/o Corporate Secretary

601 108th Avenue NE, Suite 1200

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2011 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of InfoSpace’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to further align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any compensation for serving on the Board of Directors and therefore are excluded from the director compensation table below. Mr. Ruckelshaus was a non-employee director until his appointment as President and CEO in November 2010. Mr. Voelker is currently a non-employee director, but was an employee of the Company as Executive Chairman through December 31, 2010. Their compensation (including the portion of Mr. Ruckelshaus’s compensation that was earned as a non-employee director) is included in the Summary Compensation Table for Named Executive Officers. The Compensation Committee reviews the non-employee director compensation program on a regular basis and makes recommendations to the Board of Directors as appropriate.

2010 Non-Employee Director Compensation Plan

In March 2010, the Board of Directors approved a revised non-employee director compensation plan, which was effective for most of 2010. The 2010 director compensation plan paid an annual cash retainer for Board membership, committee membership, and committee chairs and is described below. Annual cash retainers are earned and paid on the date of the annual meeting of stockholders.

Annual cash retainer – Board of Directors	$20,000
Annual cash retainer – Audit Committee
Chair	$14,000
Other Committee members	$4,000
Annual cash retainer – Compensation Committee
Chair	$8,000
Other Committee members	$3,000
Annual cash retainer – Nominating and Governance Committee
Chair	$5,000
Other Committee members	$2,000
Annual cash retainer – Strategy Committee members	$4,000
Annual cash retainer – Lead Director	$10,000
Attendance fees per meeting(1)	$750
Initial equity grant (newly elected or appointed director) – number of shares(2)
Nonqualified options to purchase common stock	27,000
RSUs	11,250
Annual equity grant – number of shares(3)
Nonqualified options to purchase common stock	11,100
RSUs	4,500

(1)	Paid for attendance at Board of Directors meetings in excess of eight per year. Also paid to committee members for attendance at any Special Litigation Committee meeting; any Audit or Compensation Committee meetings in excess of eight per year; and any Nominating and Governance Committee meetings in excess of four per year.
(2)	Vests in three equal installments beginning on the first anniversary of the grant date.
(3)	Vests in full on the first anniversary of the grant date.

The option awards are made pursuant to Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Compensation for 2010

The following table sets forth information concerning the compensation of each non-employee directors for 2010:

Name	Fees earned or paid in cash	Stock awards	Option awards	All other compensation(1)	Total
John E. Cunningham, IV	$62,984	$39,330	$30,274	$5,780	$138,368
Jules Haimovitz	$55,375	$39,330	$30,274	—	$124,979
Richard D. Hearney	$52,344	$39,330	$30,274	$18,763	$140,711
Elizabeth J. Huebner	$84,750	$39,330	$30,274	—	$154,354
Braden R. Kelly(2)	$86,250	$39,330	$30,274	—	$155,854
Lewis M. Taffer	$46,516	$39,330	$30,274	—	$116,120

(1)	Consists of taxable gain on the value placed on the securities surrendered as part of the settlement of shareholder derivative litigation (see disclosure in “Note 7: Commitments and Contingencies” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in the Annual Report on Form 10-K filed by the Company on March 11, 2011).
(2)	Mr. Kelly resigned from our Board of Directors effective December 7, 2010.

Options to purchase 11,100 shares of our common stock and 4,500 restricted stock units (“RSUs”) were granted on May 11, 2010 to the seven non-employee directors at that time. These awards are expected to vest on May 11, 2011. The fair value of each RSU granted was based on the share price as of May 11, 2010, of $8.74 per share. The fair value of each option granted on May 11, 2010, was determined to be $2.73, based on the Black-Scholes-Merton valuation model.

All awards were granted under the 1996 Plan. Stock awards consist of RSUs with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The dollar amount is the grant date fair value of the award. Assumptions used in the valuation of awards are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2010.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2010:

Name	Aggregate number of RSUs	Aggregate number of options
John E. Cunningham, IV	4,500	60,100
Jules Haimovitz	4,500	51,100
Richard D. Hearney	4,500	46,600
Elizabeth J. Huebner	4,500	21,100
Braden R. Kelly(1)	—	50,000
Lewis M. Taffer	4,500	60,600

(1)	Mr. Kelly resigned from our Board of Directors effective December 7, 2010; the 50,000 option awards remained outstanding at December 31, 2010, and expired unexercised on March 7, 2011.

For each of the non-employee directors, except as noted above, 4,500 of the stock awards and 11,100 of the option awards outstanding were unvested at December 31, 2010, and are expected to vest on May 11, 2011. The remaining awards were fully vested as of December 31, 2010.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish InfoSpace with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or filed with the SEC, and written representations from certain reporting persons, InfoSpace believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2010.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of InfoSpace as of April 11, 2011, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of InfoSpace; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of InfoSpace is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by InfoSpace. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of April 11, 2011		Shares Beneficially Owned(1)
		Options	RSUs	Number		Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,114,302	—	—	3,114,302	(2)	8.5%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,563,408	—	—	2,563,408	(3)	7%

Renaissance Technologies LLC. 800 Third Avenue New York, NY 10022	2,303,100	—	—	2,303,100	(4)	6.3%

Nikhil Behl	—	59,994	29,997	89,991		*

David B. Binder	103,601	337,333	—	440,934		1.2%

Stephen P. Hawthornthwaite	25,326	66,660	—	91,986		*

William J. Lansing	—	1,334,083	—	1,334,083	(5)	3.5%

Travis J. McElfresh	—	—	—	—		0%

John E. Cunningham, IV	13,437	60,100	4,500	78,038	(6)	*

Jules Haimovitz	—	51,100	4,500	55,600		*

Richard D. Hearney	—	46,600	4,500	51,100		*

Steven W. Hooper	—	—	—	—		0%

Elizabeth J. Huebner	—	21,100	4,500	25,600		*

William J. Ruckelshaus	9,197	36,100	7,210	52,507		*

Lewis M. Taffer	—	60,600	4,500	65,100		*

James F. Voelker	—	1,055,500	—	1,055,500		2.8%

All current directors and executive officers as a Group (15 persons)	190,330	2,295,054	59,707	2,545,092		6.5%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 11, 2011, if any, or RSUs held by that person that vest within 60 days of April 11, 2011, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 4, 2011, by BlackRock Inc.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011, by Dimensional Fund Advisors LP.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011, by Renaissance Technologies LLC and the other reporting person named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Renaissance Group”). According to the Schedule 13G/A, as of December 31, 2010, the Renaissance Group included Renaissance Technologies LLC and Renaissance Technologies Holding Corporation.
(5)	As of April 11, 2011, William Lansing had sold every share in the account provided by the Company. The Company cannot verify whether he has other holdings in other accounts.
(6)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Effective upon stockholder approval at the 2009 annual meeting, we adopted a certificate of amendment to our amended and restated certificate of incorporation (the “Charter”) to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. We refer to any person or entity attempting to acquire shares in such a transaction as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by us for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides us with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. We intend to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

In addition, on July 19, 2002, the Company’s Board of Directors adopted a stockholder rights plan, pursuant to which the Company declared and paid a dividend of one right for each share of common stock. Under the terms of this stockholder rights plan, (unless the rights are redeemed by the Board of Directors) upon the occurrence of a person or group of affiliated persons (the “Acquiring Party”) acquiring, or obtaining the right to acquire, beneficial ownership of 15% or more of the Company’s outstanding common shares, certain rights of stockholders are triggered, including the right of all holders other than the Acquiring Party to receive shares of the Company’s preferred stock or common stock (at a significant discount to the market price), or shares of an acquiring entity. For specific details regarding this stockholder rights plan, see the Current Report on Form 8-K filed by the Company on July 24, 2002.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that InfoSpace specifically incorporates it by reference into such filing.

During 2010 and 2011, the composition of the Audit Committee was as follows:

Period	Chair	Members
From January 1, 2010, to May 11, 2010	William Ruckelshaus	Jules Haimovitz Elizabeth Huebner Lewis Taffer

From May 11, 2010, to November 11, 2010	Elizabeth Huebner	Jules Haimovitz William Ruckelshaus

From November 11, 2010, to the present	Elizabeth Huebner	John Cunningham Jules Haimovitz

Each member who served on the Audit Committee in 2010 met the independence criteria in the applicable SEC rules, and is or was an independent director as defined in the NASDAQ rules, in each case during the period they so served. Each Audit Committee member who served on the Audit Committee in 2010 meets or met the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner and Mr. Haimovitz are both “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules. The Audit Committee met 12 times during 2010.

The Audit Committee is governed by a written charter that complies with applicable provisions of the Sarbanes-Oxley Act and related SEC and NASDAQ rules. On an annual basis, the Audit Committee reviews and reassesses the adequacy of its charter. A copy of the current Audit Committee Charter, updated on November 3, 2010, is available on our website at www.infospaceinc.com.

As more fully set forth in the Audit Committee Charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of InfoSpace, including internal control over financial reporting, and such other duties as directed by the Board of Directors. As part of this process, the Audit Committee oversees the quarterly reviews and annual audit of the Company’s consolidated financial statements by InfoSpace’s independent registered public accounting firm, reviews and approves the audit budget, and reviews and approves any other non-audit fees paid to the Company’s independent registered public accounting firm. The Audit Committee is also responsible for maintaining free and open means of communication among the independent registered public accounting firm, the directors, and the financial management of InfoSpace. In addition, the Audit Committee reviews and, if appropriate, approves related party transactions under the provisions of our Related Party Transaction Guidelines. The Audit Committee has access to any of InfoSpace’s employees or advisors with whom it wishes to communicate, and may hire outside experts as it deems appropriate.

Management is responsible for InfoSpace’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of InfoSpace’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, the Audit Committee has:

•	Discussed the overall scope and plans for audits with Deloitte & Touche LLP;

•

Met and held discussions with Deloitte & Touche LLP, both with and without management present, to discuss the results of the audits, management’s evaluation of InfoSpace’s internal control over financial reporting, and Deloitte & Touche LLP’s opinion thereof, and the overall quality of InfoSpace’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Deloitte & Touche LLP by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Deloitte & Touche LLP, including Deloitte & Touche LLP’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on our reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The Audit Committee has also appointed Deloitte & Touche LLP as InfoSpace’s independent registered public firm for the year ending December 31, 2011.

Members of the Audit Committee:

Elizabeth Huebner, Chair

John Cunningham

Jules Haimovitz

Fees Paid to Independent Registered Public Accounting Firm for 2010 and 2009

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to InfoSpace and subsidiaries during 2010 and 2009 were as follows:

	2010	2009
Audit fees	$857,458	$583,322
Audit-related fees	138,000	—
Tax fees	3,296	18,000
All other fees	2,409	2,409

Total fees	$1,001,163	$603,731

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. The increase in fees from 2009 to 2010 is primarily related to business and asset acquisitions. Audit-related fees for 2010 reflect fees billed for work performed in conjunction with mergers and acquisitions and with forms filed with the SEC under the Securities Act. Tax fees for 2010 were for services in connection with the sale or substantial liquidation of wholly-owned foreign subsidiaries. Tax fees for 2009 were for services in connection with obtaining a business tax refund. Other fees for both years consist of our annual subscription to the Deloitte Technical Library, which we use when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by InfoSpace’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte of the non-audit services described above is compatible with Deloitte’s independence. After consideration, the Audit Committee has determined that Deloitte’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Deloitte in 2010 and 2009 were pre-approved by the Audit Committee in accordance with the foregoing policy.

Transactions with Related Persons

Policies and Procedures.    Under our Code of Business Conduct and Ethics and our Related Party Transaction Guidelines, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Guidelines, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the transaction and the process that lead to it are fair to the Company.

Related Person Transactions in 2010 and 2011

Derivative Action Settlement.    On September 14, 2010, the Company entered into a settlement agreement with plaintiffs, defendants, and certain third parties in the shareholder derivative action (the “Derivative Action”) filed against current and former officers and directors of the Company, as well as nominal defendant InfoSpace, by Anne D. Manos on December 17, 2008, in the Superior Court of the State of Washington in and for King County. That settlement agreement is further described in, and attached as an exhibit to, the Current Report on Form 8-K filed on September 17, 2010. Among the settling parties were current directors James F. Voelker, John E. Cunningham, IV, Jules Haimovitz, Richard D. Hearney, and Lewis M. Taffer, as well as certain former directors, former officers, and former legal and compensation advisors. Pursuant to the settlement agreement, all parties to the Derivative Action agreed to release all claims related to the Derivative Action in exchange for a payment to the Company by the settling parties and/or their respective insurance carriers of $26.65 million in the form of cash, forgone contractual obligations of InfoSpace, and surrendered securities. In connection with the settlement of the Derivative Action, James F. Voelker contributed cash and Company stock with an agreed value to the Company of $6.5 million; John E. Cunningham, IV contributed Company stock with an agreed value to the Company of $19,546; Richard D. Hearney contributed cash and Company stock with an agreed value to the Company of $26,854; and Jules Haimovitz and Lewis M. Taffer contributed cash in the amounts of $6,927 and $18,807, respectively. The settlement of the Derivative Action was negotiated and approved by the Special Litigation Committee of the Company’s Board of Directors, which was comprised of two independent directors who were not parties to the Derivative Action. In addition, the Audit Committee separately reviewed the settlement under the Related Party Transaction Guidelines and determined that the settlement was fair to the Company and in the Company’s best interest.

Employee of the Company.    Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development. In fiscal 2010, he earned $414,713 in total compensation, which primarily consisted of a base salary of $156,346, a bonus of $106,019 (which was based on the performance of James Cunningham and the group that he manages), stock option awards with a grant date fair value of $55,355, RSUs with a grant date fair value of $93,585, and $3,306 contributed by the Company to his account in the InfoSpace, Inc. 401(k) Retirement Plan.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the SEC and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that InfoSpace specifically incorporates it by reference into such filing.

During 2010 and 2011, the composition of the Compensation Committee was as follows:

Period	Chair	Members
From January 1, 2010, to May 11, 2010	Lewis Taffer	Richard Hearney Braden Kelly

From May 11, 2010, to December 7, 2010	Braden Kelly	John Cunningham Richard Hearney

From December 8, 2010, to April 11, 2011	Jules Haimovitz	John Cunningham Richard Hearney

From April 11, 2011, to the present	Jules Haimovitz	John Cunningham Richard Hearney Steven Hooper

Each member who served on the Compensation Committee in 2010 and who currently serves on the Compensation Committee is an independent director as defined in the NASDAQ rules. The Compensation Committee met 19 times and acted by unanimous consent twice during 2010.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and this Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

Jules Haimovitz, Chair

John Cunningham

Richard Hearney

Steven Hooper

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2010, the following directors served on the Compensation Committee for various periods specified above: John Cunningham, Jules Haimovitz, Richard Hearney, Braden Kelly, and Lewis Taffer. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. John Cunningham’s brother, James Cunningham, is a non-executive, at-will employee. In addition, in 2010, each of John Cunningham, Jules Haimovitz, Richard Hearney, and Lewis Taffer settled a derivative suit brought on behalf of the Company. (See discussion under “Related Person Transactions in 2010 and 2011.”) The Board has determined that neither the employment of John Cunningham’s brother nor the settlement of the derivative litigation limits or interferes with these directors’ independence or their ability to properly discharge their obligations related to service on the Compensation Committee. During 2010, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the InfoSpace Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation benefit plans and policies, reviewing and recommending or approving equity grants, administering share-based plans, and annually reviewing and recommending or approving all compensation decisions relating to the Company’s executive officers, including the CEO, the CFO, and the Named Executive Officers. The Committee generally makes recommendations to the Board for approval of executive compensation matters. This Compensation Discussion and Analysis (“CD&A”) explains how the Company’s compensation programs are designed and implemented with respect to the Named Executive Officers.

The 2010 compensation program was significantly impacted by changes among the Company’s executive officers in 2009 and 2010. William J. Lansing was hired as CEO and President in February 2009 and departed the Company in November 2010. Steven P. Hawthornthwaite was hired as Vice President, Corporate Development in March 2010. Nikhil Behl was hired in May 2010 as CEO of Mercantila, a wholly owned subsidiary acquired in May 2010. Travis J. McElfresh was hired on September 20, 2010, as Chief Technology Officer. David B. Binder has served as the Company’s Chief Financial Officer since January 2008 and has been employed by the Company since October 2004. The foregoing Named Executive Officers were the primary focus of the Committee’s compensation determinations for 2010.

William J. Ruckelshaus was appointed President and CEO in November 2010. James F. Voelker resigned as CEO and President in February 2009 and the term of his employment agreement ended on December 31, 2010. Mr. Voelker was also Chairman of the Board through December 31, 2010, and he continues to serve on the Board. Except as set forth below in “Executive Summary – Messrs. Ruckelshaus and Voelker,” this CD&A is not applicable to the compensation determinations made with respect to Messrs. Ruckelshaus and Voelker.

Executive Summary

Overview of Compensation Program

The following is a summary of key aspects of our 2010 compensation program for the Named Executive Officers.

•

Straightforward compensation program.    The primary compensation elements consist of base salary, an annual cash bonus, and a long-term incentive award (collectively, “total direct compensation” or “TDC”).

•

Limited perquisites and no defined benefit plans or nonqualified deferred compensation plans.    The Company provides limited perquisites to Named Executive Officers that are not generally available to all employees. Further, the Company does not maintain any defined benefit pension plans or nonqualified deferred compensation plans for the Named Executive Officers.

•

Significant impact of operational and leadership transition.    Qualified key personnel with experience relevant to the Company’s online search and e-commerce businesses as well as acquisition and integration expertise, which is critical to the Company’s growth strategy, are scarce and competition to recruit them is intense. The Company experienced significant changes among its executive management team in 2010 as noted above, following similar transitions in 2008 and 2009. Messrs. Hawthornthwaite, McElfresh, and Behl were hired in 2010 and received significant new hire equity grants due to the competitive landscape. Further, Messrs. Lansing and Voelker earned significant severance payments in 2010.

•	The Committee engaged an independent compensation consultant in 2010. The Committee engaged Compensia in 2010 as its independent compensation consultant with respect to executive compensation matters.

•

Implementation of benchmarking.    In 2010, the Committee decided to implement cash (base salary plus target annual bonus) and annual equity benchmarks for executive management at the 40th and 80th percentiles, respectively, on average.

•

Emphasis on equity awards/long-term compensation.    The Committee continues to align key executives with stockholders through its significant emphasis on equity incentives that generally vest over a three-year period. In particular, Messrs. Hawthornthwaite, McElfresh, and Behl received a relatively higher percentage of equity compensation as part of their new hire compensation package used to attract such employees as well as to quickly establish alignment with stockholders, consistent with the Committee’s past practice for newly hired or promoted executive officers. In 2010, long-term incentive compensation represented 86%, 82%, and 82% of Target TDC (defined below) for Messrs. Hawthornthwaite, McElfresh, and Behl, respectively, and 64% and 59% of Target TDC for Messrs. Lansing and Binder, respectively. In addition, Mr. Binder has outstanding equity awards subject to vesting in future years.

•

Emphasis on pay-for-performance for a significant portion of cash compensation, with utilization of top-line and bottom-line performance metrics.    The 2010 annual bonus plan was predicated on the achievement of annual goals relating to revenue, adjusted revenue, and Adjusted EBITDA. The Committee also had negative discretion to the extent Named Executive Officers did not achieve specified individual performance goals. The 2010 target annual bonuses equaled approximately 18% and 15% of the Target TDC of Messrs. Lansing and Binder, respectively, and 5%, 6%, and 6% of the Target TDC of the Messrs. Hawthornthwaite, McElfresh, and Behl, respectively. Although performance-based pay represents a relatively low percentage of Target TDC, the Committee believes it provides sufficient incentives because it represents a significant portion of cash compensation, which is particularly important due to the historical volatility of the Company’s stock price and its downward or flat trend in recent years.

•

Employment agreements for Named Executive Officers, including change of control benefits with Section 280G cut-backs and generally “double trigger” benefits.    The Company has or had employment agreements with each of its Named Executive Officers that provide specified severance benefits. With respect to the agreements of the Named Executive Officers employed as of December 31, 2010, the change of control benefits generally require a “double-trigger,” which means a change of control and the actual or constructive termination of employment. However, a portion of the equity awards are subject to a single trigger under the terms of the 1996 Plan (see details below under “Potential Payments Upon Termination of Employment – InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan”). Such agreements also provide for Section 280G cut-backs. The Company’s former employment agreements with Messrs. Lansing and Voelker provided for tax gross-ups, but the Committee no longer intends to provide such benefits in future employment agreements.

Overview of 2010 Compensation Actions

In determining the compensation for the Named Executive Officers, the Committee generally focuses on target total direct compensation (“Target TDC”), which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. For 2010, the Committee was challenged to balance the need to properly attract, motivate, and retain the Named Executive Officers during its operational transition and the economic slowdown in the U.S., the importance of being fiscally conservative given the economic slowdown, and ensuring alignment with stockholders.

The Committee’s engagement of Compensia for 2010 included a market study of Target TDC for seven executive officers, including Messrs. Lansing and Binder. The Committee used the market study to assess market conditions and the general competitiveness of the existing compensation program, as well as to benchmark total cash and equity compensation. In addition, the Committee received proxy statement data and information on material compensation trends with respect to executive officers to provide a general understanding of current compensation practices.

For Messrs. Lansing and Binder, the Committee focused on approximating benchmarks of cash and equity compensation at the 40th and 80th percentiles, respectively. The benchmarking resulted in an increase in Mr. Binder’s base salary and target bonus, as a percentage of base salary, and a decrease in his long-term incentive equity compensation. Mr. Lansing’s base salary and target bonus, as a percentage of base salary, were above the benchmarks and therefore remained constant. Mr. Lansing’s long-term incentive equity compensation decreased significantly from 2009 to 2010 due to the size of his new hire equity awards in 2009.

The overall Target TDC for Messrs. Hawthornthwaite, McElfresh, and Behl was negotiated for 2010 in the context of intense competition for talent in the online search and e-commerce industry and in the Internet and technology industries generally. The terms of their employment agreements, including base salary, target annual bonuses, and new hire equity awards, were determined by the Committee primarily based on its subjective view of a number of individual and Company factors. Individual-specific considerations included, among other things, an individual’s experience, projected future performance, and market competition for such individual. Company-specific considerations included, among other things, internal pay equity, estimated future financial and operating performance, strategic goals, and the market performance of the common stock.

The following table sets forth Target TDC approved for the Named Executive Officers for 2010.

Name	Base salary	Target annual bonus	Target performance- based compensation (% of Target TDC)(2)	Equity award(3)	Long-term incentive compensation (% of Target TDC)(4)	Target TDC(1)
						2010	2009	% (Decrease) from 2009
William J. Lansing(5)	$410,000	$410,000	17.4%	$1,422,000	63.7%	$2,262,000	$6,703,793	(66.3)%
David B. Binder	$243,000	$145,800	14.7%	$565,000	59.2%	$953,800	$1,039,588	(8.3)%
Stephen Hawthornthwaite(6)	$225,000	$135,000	5.4%	$2,173,375	85.8%	$2,533,375	—	—
Nikhil Behl(6)	$210,000	$105,000	5.7%	$1,388,825	81.5%	$1,703,825	—	—
Travis J. McElfresh(6)	$210,000	$105,000	5.4%	$1,410,285	81.7%	$1,725,285	—	—

(1)	Target TDC consists of Base salary, Target annual bonus, and Equity awards.
(2)	Target performance-based compensation consists of Target annual bonus divided by the Target TDC in 2010.
(3)	For purposes of benchmarking Messrs. Lansing and Binder’s equity compensation, the Committee valued the Equity awards as the (a) grant date fair value of restricted share units (“RSUs”) granted in 2010 plus (b) the estimated grant date fair value of options granted in 2010, using the preceding 30-day stock price average and the Black-Scholes assumptions in effect for executives as of the grant date. For purposes of determining Messrs. Hawthornthwaite, McElfresh, and Behl’s equity compensation, the Committee valued the Equity Awards as the grant date fair value of the RSUs and options.
(4)	Long-term incentive compensation consists of Equity award divided by the Target TDC in 2010.
(5)	Mr. Lansing’s Target TDC in 2009 was substantially impacted by his new hire equity awards.
(6)	For Named Executive Officers hired in 2010, the above amounts reflect annualized base salary and target annual bonus amounts as of their respective hiring date. Equity award reflects new hire equity awards.

Performance-Based Compensation

Target Performance Metrics.    In early 2010, when the Committee discussed and finalized the 2010 annual bonus performance targets, the financial, industrial, and consumer markets were continuing to experience substantial disruption, which negatively impacted the advertising market generally and the Internet advertising market specifically, and the timing and nature of recovery was uncertain. The foregoing made it difficult to forecast operating results for 2010.

The 2010 annual bonus plan was predicated on the achievement of total revenue, adjusted revenue (defined as total revenue adjusted for specified volatile distribution accounts), and Adjusted EBITDA (defined as EBITDA less non-recurring, non-operational, and transitional matters) weighted 20%, 20%, and 60%, respectively. Earned bonuses for each performance component were analyzed independently and ranged from 65% to 150% multiplied by the component weighting. For purposes of this calculation, revenue of our Core segment was used for all executive officers except for Mr. Behl, for whom the revenue of our E-Commerce segment was used.

2010 Results and Earned Compensation.    The Named Executive Officers earn the Target TDC only to the extent target performance measures are achieved. To the extent target performance measures are not achieved, the Named Executive Officers generally will earn compensation below the Target TDC, and may earn no bonus compensation at all. To the extent target Company-based performance measures are exceeded, the Named Executive Officers generally will earn compensation above the Target TDC, up to the cap on bonus compensation.

Revenues in 2010 were $246.8 million, an increase of $39.2 million, or 19%, over 2009. Net income for 2010 was $13.7 million, or $0.37 per diluted share, compared to $7.4 million, or $0.21 per diluted share, for 2009. Adjusted EBITDA (as reported in the 2010 Annual Report on Form 10-K) was $27.6 million for 2010, compared to $27.4 million for 2009. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7 of Part II) in our 2010 Annual Report on Form 10-K for a description of the material changes between such fiscal years.

Based on the payout scale for the 2010 annual bonus plan, the Company’s performance resulted in an aggregate bonus payout of 61% of the target bonus for Named Executive Officers, excluding Mr. Lansing who received no bonus due to his termination. For Named Executive Officers, excluding Mr. Lansing, the actual 2010 bonus expense was $206,000 compared to a target bonus pool of $339,000.

Messrs. Ruckelshaus and Voelker

Mr. Ruckelshaus has been a director of the Company since May 2007. Following Mr. Lansing’s separation from the Company, Mr. Ruckelshaus was appointed President and CEO in November 2010 and his compensation package was negotiated with the view that he was a temporary executive officer. As set forth in his employment agreement, Mr. Ruckelshaus’s 2010 executive compensation substantially consisted of a pro rata portion of his base salary (annualized at $400,000) and a new hire grant of 32,509 RSUs (having a grant date fair value of approximately $250,000 and vesting monthly in equal installments until the first anniversary of the grant date). Mr. Ruckelshaus will also receive four quarterly bonus payments of $37,500 each during his first year of employment, beginning with the quarterly period ending on January 31, 2011. None of this bonus was capable of being earned as of December 31, 2010.

Mr. Voelker resigned as CEO and President in February 2009, although his employment with us continued through the end of the term of his employment agreement on December 31, 2010. Mr. Voelker continues to serve on the Board, and was Chairman of the Board through December 31, 2010. Mr. Voelker’s compensation included an annual base salary of $150,000 for fiscal year 2010, as well as a cash severance payment of $2.4 million payable in connection with his separation from service with the Company in accordance with the terms of his employment agreement (which severance payment was made in a lump sum on February 25, 2011).

2011 Material Changes to Compensation Program

In April 2011, the Compensation Committee and Board approved revisions to the long-term equity incentive program for all executive officers to further emphasize pay-for-performance incentives, retention, and alignment with stockholders. Beginning in 2011, executive officers will receive a target grant of market stock units (“MSUs”), which are a form of performance-based RSUs. The actual amount of MSUs earned will be 0% to 150% of the target award, based on the change in the Company’s total stockholder return relative to the change in the closing value of the applicable index. Each MSU represents the right to receive one share of InfoSpace common stock upon satisfaction of the performance measure and vesting.

For purposes of the 2011 MSU awards, the Company’s performance will be measured against the iShares Russell 2000 Index (the “Index”). The Company used the Index for this program to ensure objectivity in measuring the Company’s performance. Total stockholder return of the Company will be calculated by comparing the Company’s 30-day average share price following its earnings release for fiscal 2010 and 2011, respectively, as adjusted for dividends, if any. The performance of the Index will be calculated by comparing the 30-day average closing Index value for the same two periods. For every 1% increase or decrease in the Company’s performance compared to the Index, the number of MSUs earned will increase or decrease by 3%, respectively, subject to the maximum payout of 150% of target.

For executive officers hired in 2008 and before, one-third of the earned MSUs will vest on the later of the Board’s certification of the Company’s performance under the 2011 MSU program and April 1, 2012. The remaining earned MSUs will vest in equal installments on each of April 1, 2013 and 2014. For executive officers hired in 2009 and thereafter, two-thirds of the MSUs will vest on April 1, 2013 and one-third of the MSUs will vest on April 1, 2014. All of the foregoing is limited by and subject to the award agreement and 1996 plan, including the accelerated vesting, tax withholding, continuing service, and forfeiture provisions thereunder.

No stock options or service-based RSUs have been granted to continuing executive officers in 2011 as of the date hereof.

Compensation Philosophy, Program Objectives, and Key Features

The Company’s compensation program for its Named Executive Officers is designed to:

•	provide total compensation with meaningful equity upside that is highly competitive to assist in attracting exceptionally qualified candidates;

•	attract and retain key executives who are critical to the Company’s current operations, as well as who possess talent and qualifications to grow the Company and manage a more complex organization;

•	motivate key employees to satisfy the Company’s financial and strategic goals;

•	reward superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of stockholders.

The following table sets forth how each element of compensation to Named Executive Officers for 2010 is intended to satisfy one or more of the Company’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	2010 Key Features
Base Salary

•    Provides a minimum, fixed level of cash compensation

•    Important factor in retaining and attracting key employees in a competitive marketplace

•    Preserves an employee’s commitment during downturns in the relevant industries and/or equity markets

•    Minimum salary established pursuant to employment agreements, with changes based on benchmarking, internal pay equity, and an evaluation of the individual’s experience as well as historical, current, and anticipated future performance

Annual Cash Incentive Bonus

•    The at-risk portion of cash compensation

•    Incentive for the achievement of annual Company financial goals and individual goals

•    Assists in retaining, attracting and motivating employees in the near term

•    Provides a balance to the volatility of equity prices and any downturns

•    Minimum target bonuses, as percentage of salary, established pursuant to employment agreements; individuals with positions that have a larger potential impact on operational results generally have a higher proportion of their cash compensation tied to Company performance through the bonus plan

Element of Compensation	Compensation Objectives	2010 Key Features

•      Company-based performance measures are revenues (20%), adjusted revenues (20%), and Adjusted EBITDA (60%), analyzed independently of each other

•      Committee has negative discretion to the extent Named Executive Officers do not achieve specified individual performance goals

•      Payout ranges from 65% to 150% of target bonus for each performance component, multiplied by its weighting, based upon actual performance ranging from 80% to 135% of the target measure. The 150% payout cap limits excessive risk-taking by executives

Long-Term Equity Incentive Program

•      Provides incentive for employees to focus on long-term fundamentals and thereby create long-term stockholder value

•      Competitive with compensation programs of other Internet-based and technology companies

•      Attracts new hires and rewards promoted employees

•      Maintains stockholder-management alignment

RSUs	• Provides upside incentive in up market, with some down market protection • High retention value

•      Approximately 53% to 63% of long-term incentive compensation award for Named Executive Officers for 2010

•      For Messrs. Lansing and Binder, one-half of the RSUs vest on the second anniversary of the grant date and the remaining portions vest on the third anniversary of the grant date. For Messrs. Hawthornthwaite, McElfresh, and Behl, 33 1/3% vest on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date

Element of Compensation	Compensation Objectives	2010 Key Features

Options	• Incentive for the achievement of stock price growth • Provides alignment with stockholders; no substantial value unless stock price significantly improves

•      Approximately 37% to 47% of long-term incentive compensation award for Named Executive Officers for 2010

•      33 1/3% vest on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date

Perquisites	• Assists in retaining and attracting employees in competitive marketplace, with indirect benefit to Company	• Very limited beyond what is offered to all employees, and in the case of the life insurance benefit, identical to many non-executive employees
Employment agreements

•      Retains and attracts employees in a competitive market

•      Ensures continued dedication of employees in case of personal uncertainties or risk of job loss

•      Ensures compensation and benefits expectations are understood and satisfied

•      All of Named Executive Officers subject to employment agreements

•      Double trigger (change of control and actual or constructive termination of employment) required for severance benefits generally (exception is single change-of-control trigger for portion of the equity awards as set forth in the 1996 Plan)

•      Named Executive Officers employed as of December 31, 2010 have compensation cut-backs to ensure no Section 280G tax, but no tax gross ups

Process for Making Compensation Determinations

Target TDC

As noted above, in determining the compensation for the Named Executive Officers, the Committee generally focused on Target TDC, which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards.

Compensation Differences among Named Executive Officers

The 2010 compensation program was significantly impacted by changes among the Company’s executive officers in 2009 and 2010, including new hires and terminations. See “Compensation Discussion and Analysis – Introduction” and “Compensation Discussion and Analysis – Executive Summary.” In addition, the Committee targeted the cash and annual equity benchmarks for 2010 at the 40th and 80th percentiles, respectively, on average for Mr. Binder and Mr. Lansing. Such benchmarking was based on job titles and position responsibilities. See “Compensation Discussion and Analysis – 2010 Peer Group and Benchmarking.”

Advisors Used in Compensation Determinations

Management and Other Employees.    Compensia and the Committee consulted regularly with Mr. Lansing and Mr. Binder regarding the design and implementation of the 2010 executive compensation program. Matters consulted about include the Committee’s compensation philosophy and objectives; the review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes managements’ recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and General Counsel are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of, and determine the compensation of, the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department support the Committee in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants.    In 2010, the Committee engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. Compensia did not provide more than $120,000 in other services to the Company during 2010.

The Committee consulted with Compensia with respect to the design and implementation of the 2010 executive compensation program. The Committee’s engagement of Compensia for 2010 included a market study of Target TDC for seven executive officers, including Messrs. Lansing and Binder. The Committee used the market study to assess market conditions and the competitiveness of the existing program, as well as to benchmark total cash and equity compensation. The market study included a blend of Compensia’s survey data of high technology companies with revenues of $50 million to $500 million and proxy data of 18 other companies, primarily in the Internet software and services industry. See “2010 Peer Group and Benchmarking” below. In addition, the Committee received proxy statement data and information on material compensation trends to provide a general understanding of current compensation practices.

2010 Peer Group and Benchmarking

The Committee targeted the cash and annual equity benchmarks for 2010 at the 40th and 80th percentiles, respectively, on average. Such benchmarking was based on job titles and position responsibilities. To the extent current compensation was above such benchmarks, the applicable component was held constant.

The market study included a blend of Compensia’s survey data of high technology companies with revenues of $50 million to $500 million and proxy data of 18 companies, primarily in the Internet software and services industry. The following tables set forth the proxy group of 18 companies. The Company was between the 50th and 75th percentile in revenue and revenue growth, below the 25th percentile in net income (loss), and between the 25th and 50th percentile in market capitalization.

• Ancestry.com Inc.	• DealerTrack Holdings, Inc.	• Marchex, Inc.

• Art Technology Group, Inc.	• Dice Holdings, Inc.	• Move, Inc.

• Blue Nile, Inc.	• Internap Network Services Corporation	• NIC Inc.

• comScore, Inc.	• Internet Brands, Inc.	• Shutterfly, Inc.

• Constant Contact, Inc.	• Keynote Systems, Inc.	• Travelzoo Inc.

• CyberSource Corporation	• The Knot, Inc.	• Web.com Group, Inc

2010 Compensation Determinations

Annual Base Salary

The base salaries of Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the base salaries approved for the Named Executive Officers for 2010 and 2009.

Name	2010	2009	% Change
William J. Lansing	$410,000	$410,000	—
David B. Binder	$243,000	$210,000	15.7%
Stephen P. Hawthornthwaite	$225,000	—	—
Nikhil Behl	$210,000	—	—
Travis J. McElfresh	$210,000	—	—

Mr. Binder’s base salary was increased primarily due to the benchmarking noted above. The base salaries of Messrs. Hawthornthwaite, McElfresh, and Behl reflect the minimum levels specified in their respective employment agreements entered into in 2010. Mr. Lansing’s base salary reflects the minimum level specified in his employment agreement entered into in 2009.

Annual Cash Incentive Bonus Plan

The target bonus for each Named Executive Officer is calculated based on a percentage of base salary. The respective employment agreements of the Named Executive Officers establish minimum target bonuses as a percentage of salary. Earned bonuses for each performance measure range from 65% to 150% multiplied by the component weighting based on the achievement of the specified Company-based performance measures. The annual bonus plan also provides negative discretion to the Committee to the extent Named Executive Officers do not achieve specified individual performance goals. The Committee also may adjust the final bonus amount as it deems appropriate to reflect changes in the industry, the Company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

Performance Measures.    Since 2004, the Committee has used revenue and Adjusted EBITDA as the two Company-based performance measures of the annual bonus plan. The individual performance goals reflect, among other things, the executive’s job position and responsibilities as well as the Company’s short-term and long-term strategic goals and competitive pressures. The Committee generally approves minimum, target, and maximum performance levels such that the relative difficulty of achieving the target cash bonus is consistent from year to year. Beginning in 2010, the Committee used annual target performance periods instead of quarterly or semi-annual target performance periods used in prior years. Further, beginning in 2010, all bonus payments were made annually instead of certain executives receiving bonus payments on a semi-annual basis.

Revenue is a critical measure of the Company’s operations and growth, and serves as the primary basis for funding the Company’s strategic plans.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. For the purpose of the annual bonus plan, Adjusted EBITDA is not necessarily the Adjusted EBITDA number provided in connection with the Company’s earnings releases and SEC reports because the bonus performance measure excludes certain non-operational gains or losses. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Specifically, this measure focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. The Adjusted EBITDA measure used for earnings releases and SEC reports is used by management for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. Adjusted EBITDA is also a common measure used by investors and analysts to evaluate the Company’s performance, as it provides a more complete understanding of the Company’s results of operations and trends affecting the Company’s business when viewed together with GAAP results.

2010 Program.    The Committee established the following bonus payout scale based on the achievement of Company-based performance measures, with the achievement of total revenue, adjusted revenue (defined as total revenue adjusted for specified volatile distribution accounts), and Adjusted EBITDA weighted 20%, 20%, and 60%, respectively. Performance results are rounded up to the nearest percentage point. The bonus payout for the achievement of each metric is independent from the achievement of any other metric.

Performance level	Actual Revenue/Adjusted EBITDA vs. Target (%)	Earned bonus (% of Target bonus)
Below threshold	0% — 79%	0%
At or above threshold/below target	80%	65%
	81% — 99%	67% to 98%
Target	100%	100%
Above target/below maximum	101% to 134%	101% to 149%
Maximum	135% or more	150%

For each whole percentage point between threshold and target, the bonus achievement percentage is increased by 1.75%. For each whole percentage point between target and maximum, the bonus achievement percentage is increased by 1.43%.

The target Company-based performance measures and the Company’s actual performance in 2010 are set forth below (dollars in thousands).

	2010					2009
Performance goal	Target	Actual		Earned Bonus (% of Target Bonus)	Weighting	Actual	Weighting
Core segment revenue(1)	$281,911	$214,343		0.0%	20%	$207,646	50%
Adjusted Core segment revenue(1)	$208,714	$188,480	(2)	84.3%	20%	—	—
E-Commerce segment revenue(3)	$27,072	$32,492		130.0%	40%	—	—
Adjusted EBITDA – Core segment(1)	$29,255	$24,429	(4)	72.0%	60%	$26,161	50%
Adjusted EBITDA – E-Commerce segment(3)	$(2,850)	$(4,820)		0.0%	60%	—	—

(1)	Core segment measures were used for all executive bonus computations other than Mr. Behl’s.
(2)	Adjusted Core segment revenue excludes all revenue generated by Make The Web Better in 2010.
(3)	E-Commerce segment measures were used for Mr. Behl’s bonus computation.
(4)	Adjusted EBITDA – Core segment also excludes Manos litigation costs, the benefit from the acquisition of Make The Web Better in 2010, executive severance costs, and accounting method change adjustments.

Notwithstanding the foregoing, the Committee also required each Named Executive Officer to achieve at least 50% of the specified individual performance goals in order to earn any bonus, regardless of the Company’s performance noted above. The Committee retained discretion to pay out partial or no bonuses if such individual performance goals were at least 50% but not 100% achieved. In addition, the Chief Executive Officer was also entitled to use a multiplier of 0.8 to 1.2 times the bonus amounts for each executive officer, but the total revisions had to result in a net zero change to the total dollars awarded to such executives.

Target and earned annual bonus.    The following table sets forth the target annual bonus for 2010 and 2009 and the earned annual bonus for 2010 approved for the Named Executive Officers.

	Target annual bonus (% of base salary)		Target annual bonus ($)		2010 earned annual bonus
Name	2010	2009	2010	2009
William J. Lansing(1)	100%	100%	$410,000	$410,000	—
David B. Binder	60%	50%	$145,800	$105,000	$89,958
Steven P. Hawthornthwaite(2)	60%	—	$135,000	—	$63,299
Nikhil Behl(2)	50%	—	$105,000	—	$35,311
Travis J. McElfresh	50%	—	$105,000	—	$17,793

(1)	Mr. Lansing did not earn a 2010 annual bonus due to his termination of service and in accordance with his separation agreement.
(2)	2010 Earned Annual Bonus reflects prorated bonuses due to employment for less than the full year. On an annualized basis, Messrs. Hawthornthwaite, McElfresh, and Behl would have earned a bonus of $81,068, $63,053, and $54,613, respectively.

Mr. Binder’s target annual bonus, as a percentage of base salary, was increased due to benchmarking. His target annual bonus, in dollars, was also impacted by his base salary increase. The target annual bonus of Mr. Lansing reflects the minimum target level specified in his employment agreement entered into in 2009. The target annual bonus of Messrs. Hawthornthwaite, McElfresh, and Behl reflect the minimum levels specified in their respective employment agreements entered into in 2010.

The Committee determined that at least 100% of the individual performance goals were satisfied by the Named Executive Officers. The Committee did not otherwise use any negative discretion in approving the 2010 bonus amounts, and the Chief Executive Officer did not revise any executive bonuses determined by the Committee.

Long-Term Equity Incentive Program

The Committee uses a long-term equity compensation program consisting of stock options and RSUs.

Continuing Named Executive Officers.    Messrs. Lansing and Binder received stock options and RSUs in March 2010 in connection with the ordinary course long-term equity compensation program. Approximately 53% of their long-term compensation award was granted in RSUs, with the remaining portion granted in options. The options vest over a three-year period, with 33 1/3% vesting on the first anniversary of the grant date, and the remainder vesting ratably thereafter on a semi-annual basis. One-half of the RSUs vest on the second anniversary of the grant date and the remaining portion vests on the third anniversary of the grant date. Their equity grants for the 2010 compensation program are set forth in the following table.

	RSU			Options			Total (Decrease) in Grant Date Fair Value from 2009
	2010 Award		(Decrease) in Grant Date Fair Value from 2009	2010 Award		(Decrease) in Grant Date Fair Value from 2009
Name	Grant Date Fair Value	Shares		Grant Date Fair Value	Shares
William J. Lansing	$797,720	74,000	(51.2)%	$708,458	183,000	(83.3)%	(74.4)%
David B. Binder	$312,620	29,000	(16.1)%	$278,737	72,000	(20.8)%	(18.4)%

Mr. Lansing’s equity compensation was significantly reduced from 2009 due to the new hire grants in 2009. Mr. Binder’s equity compensation decreased from 2009 due to benchmarking.

New Hire Named Executive Officers.    Messrs. Hawthornthwaite, McElfresh, and Behl received stock options and RSUs in 2010 in connection with their hiring. Approximately 63%, 59%, and 58% of the long-term compensation award of Messrs. Hawthornthwaite, McElfresh, and Behl, respectively, was granted in RSUs, with the remaining portion grants in options. The options and RSUs vest over a three-year period, with 33 1/3% vesting on the first anniversary of the grant date, and the remainder vesting ratably thereafter on a semi-annual basis.

	RSU		Options
Name	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares
Stephen P. Hawthornthwaite	$1,359,600	120,000	$813,775	200,000
Nikhil Behl	$806,400	90,000	$582,425	180,000
Travis J, McElfresh	$826,000	100,000	$584,285	200,000

The foregoing equity compensation resulted from the competitive hiring market.

Equity Compensation – Other Policies

Timing and Pricing of Share-Based Grants in 2010.    The Committee did not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company did not time the release of material nonpublic information based on equity award grant dates.

In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Prohibition Against Short Selling or other Hedging of Company Securities.    On November 3, 2010, the Board of Directors amended the Code of Business Conduct and Ethics to prohibit any director, officer, or other employee, agent, or contractor from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt.

Perquisites

The Company has historically maintained a conservative approach to providing perquisites to executive officers. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, many perquisites offered to executives are offered to all employees generally. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. While the limit of the $150,000 life insurance plan offered to the executive officers is higher than the limit offered to some employees, all employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Severance Payments

As noted earlier, Messrs. Lansing and Voelker’s employment with the Company ended in 2010 and they earned significant severance payments. See “Potential Payments Upon Termination of Employment” for a description of these severance arrangements, as well as potential payments and benefits to the other Named Executive Officers under the Company’s compensation plans and arrangements upon termination of employment and/or a change of control of the Company.

All of the Named Executive Officers have (or had at the time they were employed by the Company) an employment agreement with the Company that includes specified severance benefits. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) a change of control.

A fundamental feature of the change of control provisions in the employment agreements is that the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions also contain a cut-back on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that the foregoing change of control compensation is in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies.

Notwithstanding the foregoing, a portion of the equity awards are subject to a single trigger under the terms of the 1996 Plan (see details below under “Potential Payments Upon Termination of Employment – InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan”).

Policy Regarding Retroactive Adjustments

Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee intends to adopt an appropriate recoupment policy following the approval of applicable regulations required by the Dodd-Frank Act.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code, which states that annual compensation in excess of $1 million paid to the Company’s CEO and the three other highest compensated executive officers (excluding the CFO) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation).

The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties, and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In recent years, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance, and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties, or interest.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s employment agreements with Named Executive Officers and its share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. As noted earlier, the former employment agreements with Messrs. Lansing and Voelker provided for a full tax gross-up on benefits that exceed the limits set forth in Section 280G of the Code. The employment agreements of the other Named Executive Officers include a cut-back on severance compensation to ensure no Section 280G tax is triggered.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2010, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock awards(1)		Option awards(1)		Non-equity incentive plan compensation	All other compensation(2)	Total
William J. Ruckelshaus	2010	$56,923	—	$289,324	(3)	$30,274	(3)	—	$55,267	$431,788
President and Chief Executive Officer

William J. Lansing	2010	$354,808	—	$797,720		$708,458		—	$1,647,443	$3,508,429
Former Chief Executive Officer	2009	$376,885	$175,000	$1,636,000		$4,247,793		$486,761	$7,482	$6,929,921

David B. Binder	2010	$236,193	—	$312,620		$278,737		$89,958	$7,451	$924,959
Chief Financial Officer	2009	$210,808	—	$372,750		$351,838		$134,137	$7,494	$1,077,027
	2008	$210,846	—	$756,427		$507,528		$122,456	$252,667	$1,849,924

Stephen P. Hawthornthwaite	2010	$177,404	—	$1,359,600		$813,775		$63,299	$344	$2,414,422
Vice President of Corporate Development

Nikhil Behl	2010	$137,308	$100,000	$806,400		$582,426		$35,311	$67	$1,661,512
Chief Executive Officer of Mercantila

Travis J. McElfresh	2010	$60,577	—	$826,000		$584,285		$17,793	—	$1,488,655
Chief Technology Officer

James F. Voelker(4)	2010	$150,577	—	—		—		—	$2,854,938	$3,005,515
Former Executive Chairman of the Board of Directors	2009	$171,731	$39,111	—		—		—	$7,494	$218,336
	2008	$403,077	$3,600,000	$1,748,000		—		$466,500	$7,044	$6,224,621

(1)	Stock awards consist of RSUs granted under the 1996 Plan, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the grant date fair value, excluding the effect of estimated forfeitures. Assumptions used in the valuation of stock and option awards granted in 2010 are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	All other compensation in 2010 consists of:

All other compensation	Contributions under 401(k) plan	Life insurance policy premium	Fees earned in cash while non-employee director	Severance		Derivative settlement(a)
William J. Ruckelshaus	—	$17	$55,250	—		—
William J. Lansing	$7,350	$93	—	$1,640,000	(b)	—
David B. Binder	$7,350	$101	—	—		—
Stephen P. Hawthornthwaite	$260	$84	—	—		—
Nikhil Behl	—	$67	—	—		—
James F. Voelker	$5,673	$101	—	$2,400,000	(c)	$449,164

(a)	Consists of taxable gain on the value placed on the securities surrendered as part of the settlement of shareholder derivative litigation (see disclosure in “Note 7: Commitments and Contingencies” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in the Annual Report on Form 10-K filed by the Company on March 11, 2011).
(b)	Payment will be made ratably, on the Company’s regular payroll schedule, over two years, concluding in November 2012.
(c)	Lump sum payment was made in the first quarter of 2011.
(3)	On May 11, 2010, we granted Mr. Ruckelshaus options to purchase 11,100 shares of our common stock and 4,500 RSUs as compensation earned as a non-employee director. These awards are expected to vest on May 11, 2011. The grant date fair value of the option award was $30,274, or $2.73 per share, based on the Black-Scholes-Merton valuation model. The grant date fair value of the RSU award of $39,330 was based on the closing share price on May 11, 2010 of $8.74 per share.
(4)	Mr. Voelker was an executive officer at the beginning of 2010, but ceased to be an executive after the reduction of his role and his separation from service in August 2010.

Employment Agreements.    As set forth in their respective employment agreements, as updated, Mr. Binder’s base salary is $243,000, with a minimum incentive bonus of 50% of his current base salary; Mr. Hawthornthwaite’s base salary is $225,000, with a target incentive bonus of 60% of his current base salary; Mr. McElfresh’s base salary is $210,000, with a target incentive bonus of 50% of his current base salary; Mr. Behl’s base salary is $210,000, with a target incentive bonus of 50% of his current base salary and a retention bonus totaling $500,000 if he remains employed through May 10, 2011; and Mr. Lansing’s base salary was $410,000, with a minimum incentive bonus of 100% of his base salary. See “Potential Payments Upon Termination of Employment” for a more detailed description of the material terms of the employment agreements of Messrs. Binder, Hawthornthwaite, McElfresh, and Behl and the severance agreements of Messrs. Lansing and Voelker. See “Compensation Discussion and Analysis – Executive Summary – Messrs. Ruckelshaus and Voelker” for a description of the employment agreements of Messrs. Ruckelshaus and Voelker.

Chief Executive Officers.    Mr. Voelker served as InfoSpace’s CEO from 2003 through February 2, 2009. Mr. Lansing served as CEO from February 2, 2009 to November 11, 2010. Mr. Ruckelshaus has served as CEO since November 11, 2010.

Non-equity Incentive Compensation.    Non-equity incentive compensation for 2010 consists of amounts earned under the 2010 InfoSpace Executive Bonus Plan. Non-equity incentive compensation for 2009 and 2008, if any, consist of amounts earned under the 2009 InfoSpace Executive Bonus Plan and the 2008 Executive Bonus Plan, respectively.

New Hire Equity Grants.    In 2010, Messrs. Hawthornthwaite, McElfresh, and Behl received a relatively higher percentage of equity compensation as part of the new hire compensation package used to attract such employees, as well as to quickly establish alignment with stockholders, consistent with the Compensation Committee’s past practice for newly hired or promoted executive officers. Likewise, in 2009, Mr. Lansing also received a relatively higher percentage of equity compensation as part of the new hire compensation package.

All Other Compensation.    All other compensation in 2009 and 2008 includes contributions under InfoSpace’s 401(k) plan and premiums for the Named Executive Officers’ $150,000 life insurance policy. In 2008, All Other Compensation for Mr. Binder also included $147,132 of payments in connection with the special dividends declared by InfoSpace in 2007 and paid in 2008, and $98,491 of a tax gross-up related to these payments.

Grants of Plan-Based Awards in 2010

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by InfoSpace to the Named Executive Officers in 2010:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards						All other option awards: number of securities underlying options		Exercise or base price per share of option awards	All other stock awards: number of shares of stock or units		Grant date fair value of stock and option awards
		Threshold		Target		Maximum
William J. Ruckelshaus	5/11/2010	—		—		—		11,100	(1)	$8.74	—		$30,274
	12/7/2010	—		—		—		—		—	32,509	(2)	$249,994
	5/11/2010	—		—		—		—		—	4,500	(3)	$39,330

William J. Lansing	3/29/2010	—		—		—		183,000	(4)	$10.78	—		$708,458
	3/29/2010	—		—		—		—		—	74,000	(5)	$797,720
	—	$36,799	(6)	$353,836	(6)	$636,904	(6)	—		—	—		—

David B. Binder	3/29/2010	—		—		—		72,000	(4)	$10.78	—		$278,737
	3/29/2010	—		—		—		—		—	29,000	(5)	$312,620
	—	$14,163		$136,187		$245,136		—		—	—		—

Stephen P. Hawthornthwaite	3/22/2010	—		—		—		200,000	(7)	$11.33	—		$813,775
	3/22/2010	—		—		—		—		—	120,000	(7)	$1,359,600
	—	$10,963	(6)	$87,843	(6)	$189,740	(6)	—		—	—		—

Nikhil Behl	5/10/2010	—		—		—		180,000	(8)	$8.96			$582,426
	5/10/2010	—		—		—		—		—	90,000	(8)	$806,400
	—	$7,061	(6)	$81,469	(6)	$122,203	(6)	—		—			—

Travis J. McElfresh	11/3/2010	—		—		—		200,000	(9)	$8.26	—		$584,285
										—	100,000	(9)	$826,000
	—	$3,082	(6)	$29,630	(6)	$53,334	(6)	—		—	—		—

(1)	Consists of options granted to Mr. Ruckelshaus under the 2010 non-employee director compensation plan.
(2)	Consists of RSUs granted pursuant to Mr. Ruckelshaus’s employment agreement. The RSUs vest monthly over one year such that they are fully vested on November 11, 2011.
(3)	Consists of RSUs granted to Mr. Ruckelshaus under the 2010 non-employee director compensation plan.
(4)	Consists of awards granted on March 29, 2010 under the long-term equity incentive compensation program vesting on the standard schedule noted below.
(5)	Consists of RSUs granted on annual basis under the long-term equity incentive compensation program. The RSUs vest over three years; 50% vests on March 29, 2012 and 50% vests on March 29, 2013.
(6)	Amounts are pro-rated for the periods that each officer was employed by InfoSpace during 2010.
(7)	Consists of awards granted on March 22, 2010 pursuant to Mr. Hawthornthwaite’s employment agreement vesting on the standard schedule noted below.
(8)	Consists of awards granted on May 10, 2010 pursuant to Mr. Behl’s employment agreement vesting on the standard schedule noted below.
(9)	Consists of awards granted on November 3, 2010 pursuant to Mr. McElfresh’s employment agreement vesting according to the following schedule: 33.33% vests on September 20, 2011, and the remainder vest ratably thereafter on a semi-annual basis until September 20, 2013.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each Named Executive Officer under the 2010 InfoSpace Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. In 2010, adjusted revenue and Adjusted EBITDA thresholds were each exceeded during the year, while the total revenue threshold was not met. The threshold amount described above is based on meeting only one of the smallest of the three performance goals at the threshold range, with an additional 20% deduction for individual performance goals as provided for in the plan.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and options, respectively, granted under our 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Assumptions used in the valuation of these awards are discussed in “Note 6: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2010.

Except as noted in the above table, stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information concerning unexercised options and unvested RSUs for each of the Named Executive Officers outstanding as of December 31, 2010:

		Option Awards(1)							Stock Awards(1)
		Number of securities underlying unexercised options				Option exercise price/share	Option expiration date	Intrinsic value of unexercised options(2)	Number of shares of stock that have not vested		Market value of shares of stock that have not vested(2)
Name	Grant date	Exercisable		Not exercisable
William J. Ruckelshaus	5/11/2010	—		11,100		$8.74	5/11/2017	—	—		—
	6/4/2009	7,500		—		$7.19	6/4/2016	$8,325	—		—
	5/12/2008	7,500		—		$9.64	5/12/2015	—	—		—
	5/2/2007	10,000		—		$25.17	5/2/2014	—	—		—
	12/7/2010	—		—		—	—	—	29,800	(3)	$247,340
	5/11/2010	—		—		—	—	—	4,500	(4)	$37,350

William J. Lansing	2/2/2009	1,400,000		—		$8.18	2/2/2016	$168,000	—		—
	3/29/2010	183,000		—		$10.78	3/29/2017	—	—		—

David B. Binder	3/29/2010	—		72,000		$10.78	3/29/2017	—	—		—
	5/11/2009	70,001		69,999		$7.10	5/11/2016	$168,000	—		—
	2/29/2008	125,000		25,000		$10.19	2/28/2015	—	—		—
	6/7/2006	20,000		—		$21.98	6/7/2013	—	—		—
	5/19/2006	30,000		—		$24.47	5/19/2013	—	—		—
	7/29/2005	20,000		—		$24.14	7/29/2012	—	—		—
	4/4/2005	20,000	(5)	—		$41.83	4/4/2012	—	—		—
	11/8/2004	10,000		—		$55.09	11/8/2011	—	—		—
	3/29/2010	—		—		—	—	—	29,000	(6)	$240,700
	5/11/2009	—		—		—	—	—	26,249		$217,867
	1/2/2008	—		—		—	—	—	8,330	(7)	$69,139

Stephen P. Hawthornthwaite	3/22/2010	—		200,000		$11.33	3/22/2017	—	—		—
	3/22/2010	—		—		—	—	—	120,000		$996,000

Nikhil Behl	5/10/2010	—		180,000		$8.96	5/10/2017	—	—		—
	5/10/2010	—		—		—	—	—	90,000		$747,000

Travis J. McElfresh	11/3/2010	—		200,000	(8)	$8.26	9/20/2017	$8,000	—		—
	11/3/2010	—		—		—	—		100,000	(8)	$830,000

James F. Voelker	1/3/2006	450,000		—		$24.29	1/3/2013	—	—		—
	12/21/2002	600,000		—		$9.20	12/21/2012	—	—		—
	7/19/2002	5,500		—		$6.70	7/19/2012	$8,800	—		—

(1)

Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date. Exceptions are noted in the notes below.

(2)	The intrinsic value of options and the market value of unvested RSUs are based on the closing price of our common stock on December 31, 2010, which was $8.30 per share.
(3)	Vests ratably on the 11th of every month beginning in December 2010, such that it is fully vested on November 11, 2011.

(4)	Granted as part of 2010 non-employee director compensation prior to Mr. Ruckelshaus’s appointment to President and Chief Executive Officer. 100% vests on May 11, 2011.
(5)	50% vests on each of March 29, 2012 and March 29, 2013.
(6)	Consists of options granted under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan
(7)	100% vested on January 2, 2011.
(8)	33 1/3% vests on September 20, 2011, and the remainder vest ratably thereafter on a semi-annual basis until September 20, 2013.

Option Exercises and Stock Vested in 2010

The following table sets forth certain information regarding RSUs held by the Named Executive Officers that vested during 2010, including the aggregate value realized on such vesting before the payment of any fees, commissions, or taxes. No stock options were exercised by the Named Executive Officers in 2010:

	Stock awards
Name	Number of shares acquired on vesting	Value realized on vesting(1)
William J. Ruckelshaus	2,709	$21,239
William J. Lansing	274,000	$2,233,790
David B. Binder	53,212	$500,424
James F. Voelker	100,000	$791,000

(1)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments Upon Termination of Employment

The following section describes potential payments and benefits to the Named Executive Officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of December 31, 2010. The amounts set forth for Mr. Lansing and Mr. Voelker reflect a summary of the actual payments made pursuant to their separation agreements with the Company.

All of the Named Executive Officers have employment agreements with the Company (or had such agreements while employed with the Company), and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan

Except as explained below, under our 1996 Plan, any outstanding equity award terminates upon a change of control (as defined in the 1996 Plan). The equity award does not terminate, however, if the equity award is assumed or substituted by the successor corporation or its parent company. Regardless of whether the equity award is assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested equity awards vest immediately prior to a change of control transaction. If the equity awards are not assumed or substituted with equity awards providing substantially equal value and substantially similar provisions as the equity award, then an additional 25% of unvested equity awards vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for some or full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive. The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period, or the termination of any restriction period. The Compensation Committee did not use this discretion in 2010.

Severance Arrangements

Defined Terms.    In general, the following definitions, or similar definitions, are used in the employment agreements with Named Executive Officers (for specific language for each Named Executive Officer, please review the applicable agreement):

Change of control is defined in the employment agreements with our Named Executive Officers as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors occurring within a two-year period (one-year period in the case of our former CEO and current CEO), as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either is (A) a director of the Company as of the effective date of the employment agreement or (B) elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) are also considered Incumbent Directors.

Severance Agreements with David Binder, Steven Hawthornthwaite, Travis McElfresh, and Nikhil Behl

For David Binder, Steven Hawthornthwaite, Travis McElfresh, and Nikhil Behl, if the executive’s employment is terminated by InfoSpace without cause (as defined in the relevant employment agreement) or by the executive for good reason (as defined in the relevant employment agreement), the executive is entitled to severance benefits of a one-time “lump-sum” payment of 100% of his annual salary rate and 50% of his annual targeted bonus (100% for Mr. Binder), acceleration of vesting of 50% of the executive’s unvested stock options and RSUs, and Company-paid COBRA insurance benefits for up to 12 months from the termination date. The executive officer has 12 months to exercise his vested stock options. In addition, if Nikhil Behl’s employment is terminated as described in this paragraph prior to May 10, 2011, he will be entitled to $150,000 of the “retention bonus” that he is due on May 10, 2011.

For such Named Executive Officers, in the event of an executive officer’s death during the term of the employment agreement, such executive officer’s estate is entitled to severance benefits of 100% of his then-current annual salary for 90 days, the right to exercise the executive officer’s then-vested options from one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

In the event of such Named Executive Officer’s termination of employment with the Company due to disability (as defined in the employment agreement), such executive officer is entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy or 180 days following termination.

The employment agreements with such Named Executive Officers further provide that in the event that the severance benefits are payable in connection with a change of control and (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to Excise Tax, then the severance benefits otherwise payable in connection with a change of control shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and the executive otherwise agree in writing, any determination shall be made in writing by our independent public accountants, whose determination shall be conclusive and binding upon the executive and the Company for all purposes. The Company shall bear all costs the accountants may reasonably incur in connection with any such calculations.

Prior to receiving severance for any termination, such Named Executive Officers are required to sign a release with the Company that includes, among other terms, a confidentiality provision with an unlimited term.

Severance Arrangements with William Ruckelshaus

In connection with Mr. Ruckelshaus’s selection as the Company’s President and CEO, the Company entered into an employment agreement with Mr. Ruckelshaus, effective November 11, 2011, and with a term of one year (the “Ruckelshaus Agreement”).

If Mr. Ruckelshaus’s employment is terminated by InfoSpace without cause (as defined in the Ruckelshaus Agreement) or by Mr. Ruckelshaus for good reason (as defined in the Ruckelshaus Agreement), Mr. Ruckelshaus is entitled to severance benefits of the greater of either 90 days of his base salary or the remaining salary for the one-year term of the Ruckelshaus Agreement, payment of any unpaid bonus, acceleration of vesting of 100% of the RSUs granted in the Ruckelshaus Agreement, and, if he does not remain a member of the Company’s Board of Directors after termination, vesting of 100% of any other unvested stock options, RSUs, or other equity, and Company-paid COBRA insurance benefits until the earlier of the time limit to receive COBRA coverage or the end of the one-year term of the Ruckelshaus Agreement. In the event of Mr. Ruckelshaus’s death or termination of employment with the Company due to disability during the term of the agreement, he, or his estate, is entitled to the severance benefits set forth in this paragraph.

The Ruckelshaus Agreement further provides that in the event that the severance benefits are payable in connection with a change of control and (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to Excise Tax, then the severance benefits otherwise payable in connection with a change of control shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and the executive otherwise agree in writing, any determination shall be made in writing by our independent public accountants, whose determination shall be conclusive and binding upon the executive and the Company for all purposes. The Company shall bear all costs the accountants may reasonably incur in connection with any such calculations.

Prior to receiving severance for any termination, Mr. Ruckelshaus would be required to sign a release with the Company that includes, among other terms, a confidentiality provision with an unlimited term and a non-solicitation provision with a term of one year following any termination of employment.

Severance Arrangements with James Voelker

The agreement between the Company and Mr. Voelker was amended and restated in November 2008 (the “Voelker Agreement”). The Voelker Agreement provided for an initial employment term ending on December 31, 2010, which was not extended by Mr. Voelker and the Company. Pursuant to the terms of the Voelker Agreement, because his employment ended on December 31, 2010, for a reason other than termination for cause or a change of control, Mr. Voelker was eligible to receive: (i) his salary through the date of termination; (ii) the balance of any incentive awards earned and due but not yet paid; (iii) his accrued but unused vacation time through his termination date; (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company; (v) any payments due him with respect to expense reimbursements for expenses incurred prior to the termination date; (vi) a lump sum cash payment equal to three times the sum of his base salary and 100% of the higher of his actual 2008 bonus or his 2008 target bonus; and (vii) guaranteed continuation of comparable health coverage for him and his family for a period of 36 months. Mr. Voelker had no outstanding unvested awards after December 31, 2010, so no awards were accelerated or forfeited. As a condition of receiving these amounts, Mr. Voelker, was required to sign a release with the Company.

Severance Arrangements with William Lansing

In connection with Mr. Lansing’s selection as the Company’s CEO and President, the Company entered into an employment agreement with Mr. Lansing, effective February 2, 2009 (the “Lansing Agreement”). Mr. Lansing’s employment was terminated by InfoSpace without cause on November 11, 2010, and as a result, Mr. Lansing was entitled to receive the following: (i) his salary through the date of termination; (ii) the balance of any incentive awards earned and due but not yet paid; (iii) his accrued but unused vacation time through his termination date; (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company; (v) any payments due him with respect to expense reimbursements for expenses incurred prior to the termination date; (vi) 24 months continued payment of his annual salary payable in equal installments over 24 months in an amount equal to 200% of his target bonus; (vii) Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than 24 months following his termination; and (viii) acceleration of vesting of 100% of his equity awards. All of Mr. Lansing’s outstanding unvested awards were accelerated and none were forfeited. As a condition of receiving these amounts, Mr. Lansing was required to sign a release with the Company, a copy of which was attached as Exhibit 10.1 on Form 8-K filed by the Company with the SEC on November 12, 2010.

Termination or Change in Control as of December 31, 2010

The following table sets forth the payments of severance and/or benefits that would be provided to each of the Named Executive Officers or his estate in the event of such executive officer’s termination of employment due to a change in control, termination by the Company without cause or by the employee for good reason, death, or disability, assuming no reduction in severance payments related to Section 280G, per the terms of their employment agreements, as of December 31, 2010:

Name	Annual salary rate(1)	Other cash(2)	Health benefits(3)	Stock options(4)	Stock awards(4)	Total
William J. Ruckelshaus(5)
Change in control	$345,205	$150,000	$19,807	$8,325	$284,690	$808,027
Without cause(6)	$345,205	$150,000	$19,807	$8,325	$284,690	$808,027
Death	$345,205	$300,000	$19,807	$8,325	$284,690	$958,027
Disability	$345,205	$150,000	$19,807	$8,325	$284,690	$808,027
William J. Lansing
Termination Payment	—	$1,640,000	$29,917	—	$963,750	$2,633,667
David B. Binder
Change in control	$243,000	$145,800	$19,807	$84,000	$263,853	$756,460
Without cause(6)	$243,000	$145,800	$19,807	$84,000	$263,853	$756,460
Death	$59,918	$150,000	$4,952	—	—	$214,870
Disability	$119,836	—	—	—	—	$119,836
Stephen P. Hawthornthwaite
Change in control	$225,000	$67,500	—	—	$498,000	$790,500
Without cause(6)	$225,000	$67,500	—	—	$498,000	$790,500
Death	$55,479	$150,000	—	—	—	$205,479
Disability	$110,959	—	—	—	—	$110,959
Nikhil Behl
Change in control	$210,000	$202,500	$19,807	—	$373,500	$805,807
Without cause(6)	$210,000	$202,500	$19,807	—	$373,500	$805,807
Death	$51,781	$150,000	$4,952	—	—	$206,733
Disability	$103,562	—	—	—	—	$103,562
Travis J. McElfresh
Change in control	$210,000	$52,500	$19,807	$4,000	$415,000	$701,307
Without cause(6)	$210,000	$52,500	$19,807	$4,000	$415,000	$701,307
Death	$51,781	$150,000	$4,952	—	—	$206,733
Disability	$103,562	—	—	—	—	$103,562
James F. Voelker
Separation from Service Payment	—	$2,400,000	$65,671	—	—	$2,465,671

(1)	With respect to change in control payments, the amount shown assumes payment of one-time annual salary for Named Executive Officers. With respect to termination by the Company without cause or termination by the employee for good reason, the amount shown assumes payment of one year’s annual salary for all Named Executive Officers. Payment is payable in a single lump sum. With respect to death and disability payments, the amount shown assumes payment of salary for 90 days and 180 days, respectively.
(2)	With respect to change in control and without cause, Other cash primarily consists of annual target bonuses. Payment is payable in a single lump sum. The amount for Death includes a $150,000 life insurance policy payable upon death of employee. Mr. Lansing is receiving $1.6 million of severance payments ratably through bi-weekly payments during the two years subsequent to his termination date of November 11, 2011 per the terms of the Lansing Agreement. Mr. Voelker received a $2.4 million severance payment in the first quarter of 2011 per the terms of the Voelker Agreement.
(3)	Consists of Company-paid insurance benefits.

(4)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2010, which was $8.30 per share, except for Mr. Lansing’s which based is based on the closing price of our common stock on November 11, 2010, which was $7.71 per share, for the awards (1,058,000 options and 199,000 RSUs) that had their vesting accelerated per the terms of the Lansing Agreement.
(5)	In addition to the life insurance policy, the employment agreement for Mr. Ruckelshaus includes payment of his salary for 90 days, a lump sum for any unpaid but earned and accrued bonus, and 100% of the immediately vesting of his then-unvested stock awards. If Mr. Ruckelshaus also does not remain on the Board of Directors, 100% of his then unvested option awards shall immediately vest.
(6)	Termination without cause or termination by employee with good reason as defined in each Named Executive Officer’s employment agreement.

EQUITY COMPENSATION PLANS

During 2010, certain executive officers and directors received benefits under our 1996 Plan. Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan.

At December 31, 2010, of the plans not approved by stockholders described in the table below, only the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”) had shares available for future issuance. All plans are described in detail in “Note 5: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010.

The following table provides certain information regarding the Company’s equity compensation plans as of December 31, 2010:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	7,004,380	(2)	$11.77	5,186,002	(4)
Equity compensation plans not approved by stockholders(5)	418,898		$14.35	1,678,703

Total	7,423,278		$11.95	6,864,705

(1)	Includes shares to be issued under the 1996 Plan and our 1998 Employee Stock Purchase Plan.
(2)	Consists of 5,626,895 shares of common stock issuable upon exercise of outstanding options and 1,377,485 shares of common stock issuable upon vesting of RSUs granted under the 1996 Plan.
(3)	Consists of the weighted-average exercise price of outstanding options, as no warrants or rights other than options are currently outstanding.
(4)	Includes 4,606,589 shares available for future grant under the 1996 Plan and 579,413 shares available for future grant under the 1998 Employee Stock Purchase Plan. Does not include the 1,804,432 additional shares that automatically became available for future issuance under the 1996 Plan on January 1, 2011 pursuant to such plan. Following such increase and pursuant to the terms of the 1996 Plan, this “evergreen” provision is no longer effective.
(5)	Includes 110,565 shares issuable upon exercise of outstanding options under our 2001 Plan. There are 1,678,703 shares remaining available for future grants under such plan. Also includes 25,000 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan, which was assumed in connection with the acquisition of Switchboard. Also includes 283,333 shares issuable upon exercise of outstanding options assumed in connection with the acquisition of the membership interests in F-Four, LLC in May 2009.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011, and recommends that stockholders vote for ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if you ratify the appointment of Deloitte & Touche LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Deloitte & Touche LLP has audited our financial statements annually since 1997 and their appointment has been ratified by stockholders every year proposed by the Board, which has been since the 1999 annual meeting of stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with recent revisions to Section 14A of the Securities Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote on the approval of the compensation programs for our Named Executive Officers. Accordingly, you may vote on the following resolution at the 2011 annual meeting of stockholders:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of InfoSpace, Inc., as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to providing stockholders with the opportunity in Proposal Three to cast an advisory vote on the approval Named Executive Officer compensation, the Company is providing stockholders with an advisory vote on whether future advisory votes on Named Executive Officer compensation should be held every one, two, or three years.

The Board believes that a frequency of “every year” for the advisory vote on Named Executive Officer compensation is the optimal interval for conducting a “say on pay” vote.

The proxy card and voting instruction card provide stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of future advisory votes on Named Executive Officer compensation is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on Named Executive Officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY ONE YEAR” FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of InfoSpace knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2012 annual meeting of stockholders (pursuant to rule 14a-8 of the Exchange Act) must be received by the Company at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004 by no later than January 3, 2012 and must otherwise be in compliance with applicable SEC rules.

Any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2012 annual meeting of stockholders, but not intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not fewer than 60 days nor more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, by the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain the information specified in the Bylaws concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.infospaceinc.com or may be obtained by writing to the Corporate Secretary of InfoSpace. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2010, is being furnished together with this proxy statement. The Annual Report to Stockholders is also available on our company website at www.infospaceinc.com. Upon written request by any stockholder to Alesia Pinney, the Corporate Secretary of InfoSpace, at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed our reasonable expenses in furnishing those exhibits. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

Alesia Pinney

General Counsel and Secretary

Bellevue, Washington

May 2, 2011

INFOSPACE, INC.

601 108TH AVE. NE

SUITE 1200

BELLEVUE, WA 98004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Infospace, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Jules Haimovitz 02 Elizabeth J. Huebner

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2 Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

3 Proposal to approve advisory resolution on Named Executive Officer compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

4 Proposal to recommend, by non-binding vote, the frequency of Named Executive Officer compensation votes.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000107185_1 R1.0.0.11699

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 8, 2011

2:00 p.m.

InfoSpace Corporate Headquarters

601 108th Ave NE, Suite 1200

Bellevue, WA 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your completed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at

www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 8, 2011

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated May 2, 2011 and Proxy Statement dated May 2, 2011, and hereby appoints David B. Binder and Alesia L. Pinney, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of InfoSpace, Inc. to be held on June 8, 2011 at 2:00 p.m., local time, at the principal offices of InfoSpace, Inc, located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, and Three, and “Every One Year” on Proposal Four. If any other matters properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side

0000107185_2 R1.0.0.11699